Exhibit 99.1

FOR IMMEDIATE RELEASE

Research Solutions Reports Fiscal First Quarter 2022 Results

Company Reports 33 Percent Increase in Platform ARR to $6.3 Million

HENDERSON, Nev., November 11, 2021 — Research Solutions, Inc. (NASDAQ: RSSS), a pioneer in providing cloud-based workflow solutions for R&D driven organizations, reported financial results for its fiscal first quarter ended September 30, 2021.

Fiscal First Quarter 2022 Summary

•	Total revenue of $7.7 million, unchanged from prior-year quarter
•	Platform revenue up 32% to $1.5 million. Annual Recurring Revenue (“ARR”) up 33% to $6.3 million.
•	Gross profit up 9% from prior-year quarter. Total gross margin improved 275 basis points to 34.4%.
•	Loss of $0.01 per share, compared to earnings of nil per diluted share in the prior-year quarter
•	37 net new platform deployments in the quarter compared to 31 in the prior-year

“Our first quarter fiscal 2022 results reflect the continued focus on the growth of our Platforms business, with 37 net new deployments in the quarter and 158 deployments over the past 12 months,” said Roy W. Olivier, President and CEO of Research Solutions. “The combination of product initiatives and more focused sales and marketing efforts is leading to the addition of customers brand new to the company. With additional products set for launch later this year and the ability to use our strong balance sheet to make strategic acquisitions to supplement our organic growth, we believe we are well-positioned for continued success in fiscal 2022.”

Fiscal First Quarter 2022 Results

Total revenue was $7.7 million, unchanged from the same year-ago quarter.

Platform subscription revenue increased 32% to $1.5 million compared to approximately $1.1 million in the year-ago quarter. The increase was primarily due to an increase in the total number of paid Platform deployments, including 37 net deployments added in the quarter. The quarter ended with annual recurring revenue of $6.3 million, up 7% sequentially and 33% year-over-year (see the company's definition of annual recurring revenue below).

Transaction revenue was $6.2 million, compared to $6.6 million the first quarter of fiscal 2021. As previously noted, some of the decrease is related to the transaction savings that customers experience as they transition to the recurring revenue platform business. Transaction customer count for the quarter was 1,153, compared to 1,090 customers in the prior-year quarter (see the company's definition of active customer accounts and transactions below).

Total gross margin improved 275 basis points from the prior-year quarter to 34.4%. The increase was primarily driven by a continued revenue mix shift to the higher-margin Platform business.

Total operating expenses were $3.0 million, compared to $2.4 million in the first quarter of 2021. The increase was primarily due to higher general and administrative costs.

Net loss in the first quarter was ($372,000), or ($0.01) per share, compared to net income of $15,000, or nil per diluted share, in the prior-year quarter. Adjusted EBITDA was ($181,000), compared to $167,000 in the year-ago quarter (see definition and further discussion about the presentation of Adjusted EBITDA, a non-GAAP term, below).

Conference Call

Research Solutions Interim President and CEO Roy W. Olivier and CFO Bill Nurthen will host the conference call, followed by a question and answer period.

Date: Thursday, November 11, 2021

Time: 5:00 p.m. ET (2:00 p.m. PT)

Toll-free dial-in number: 1-844-825-9789

International dial-in number: 1-412-317-5180

Conference ID: 10161728

The conference call will be broadcast live and available for replay until December 9, 2021, by dialing 1-844-512-2921 and using the replay ID 10161728, and via the investor relations section of the company's website at http://researchsolutions.investorroom.com/.

Fiscal First Quarter Financial and Operational Summary Tables vs. Prior-Year Quarter

	Quarter Ended September 30,
	2021	2020	Change	% Change
Revenue:
Platforms	$1,509,874	$1,141,688	$368,186	32.2%
Transactions	$6,232,630	$6,606,737	(374,107)	-5.7%
Total Revenue	7,742,504	7,748,425	(5,921)	-0.1%

Gross Profit:
Platforms	1,264,218	937,736	326,482	34.8%
Transactions	1,396,157	1,511,840	(115,683)	-7.7%
Total Gross Profit	2,660,375	2,449,576	210,799	8.6%

Gross profit as a % of revenue:
Platforms	83.7%	82.1%	1.6%
Transactions	22.4%	22.9%	-0.5%
Total Gross Profit	34.4%	31.6%	2.7%

Operating Expenses:
Sales and marketing	522,951	498,374	24,577	4.9%
Technology and product development	821,460	622,961	198,499	31.9%
General and administrative	1,497,223	1,161,061	336,162	29.0%
Depreciation and amortization	2,896	3,723	(827)	-22.2%
Stock-based compensation	171,110	170,790	320	0.2%
Foreign currency translation loss	11,243	(24,249)	35,492	146.4%
Total Operating Expenses	3,026,883	2,432,660	594,223	24.4%
Income (loss) from operations	(366,508)	16,915	(383,424)	-2266.7%

Other Income (Expenses):
Other income (expense)	276	235	41	17.4%
Provision for income taxes	(5,770)	(2,505)	(3,265)	-130.3%
Gain on sale of disc'd operations	-	-	-
Total Other Income (Expenses):	(5,494)	(2,270)	(3,224)	-142.0%
Net income (loss)	$(372,002)	$14,645	(386,648)	-2640.1%

Adjusted EBITDA	$(181,259)	$167,179	$(348,439)	-208.4%

	Quarter Ended September 30,
	2021	2020	Change	% Change
Platforms:
ARR (Annual recurring revenue):
Beginning of Period	$5,880,179	$4,446,088	$1,434,091	32.3%
Incremental ARR	402,748	295,095	107,653	36.5%
End of Period	$6,282,927	$4,741,183	$1,541,744	32.5%

Deployments:
Beginning of Period	553	401	152	37.9%
Incremental Deployments	37	31	6	19.4%
End of Period	590	432	158	36.6%

ASP (Average sales price):
Beginning of Period	$10,633	$11,088	$(454)	-4.1%
End of Period	$10,649	$10,975	$(326)	-3.0%

Transaction Customers:
Corporate customers	853	805	48	6.0%
Academic customers	300	285	15	5.3%
Total customers	1,153	1,090	63	5.8%

Active Customer Accounts, Transactions and Annual Recurring Revenue

The company defines active customer accounts as the sum of the total quantity of customers per month for each month in the period divided by the respective number of months in the period. The quantity of customers per month is defined as customers with at least one transaction during the month.

A transaction is an order for a unit of copyrighted content fulfilled or managed in the Platform.

The company defines annual recurring revenue (“ARR”) as the value of contracted Platform subscription recurring revenue normalized to a one-year period.

Use of Non-GAAP Measure – Adjusted EBITDA

Research Solutions’ management evaluates and makes operating decisions using various financial metrics. In addition to the company’s GAAP results, management also considers the non-GAAP measure of Adjusted EBITDA. Management believes that this non-GAAP measure provides useful information about the company’s operating results.

The tables below provide a reconciliation of this non-GAAP financial measure with the most directly comparable GAAP financial measure. Adjusted EBITDA is defined as net income (loss), plus interest expense, other income (expense), foreign currency transaction loss, provision for income taxes, depreciation and amortization, stock-based compensation, gain on sale of discontinued operations, and other potential adjustments that may arise. Set forth below is a reconciliation of Adjusted EBITDA to net income (loss):

	Quarter Ended September 30,
	2021	2020	Change	% Change
Net Income (loss)	$(372,002)	$14,645	$(386,648)	-2640.1%
Add (deduct):
Other income (expense)	(276)	(235)	(41)	-17.4%
Foreign currency translation loss	11,243	(24,249)	35,492	146.4%
Provision for income taxes	5,770	2,505	3,265	130.3%
Depreciation and amortization	2,896	3,723	(827)	-22.2%
Stock-based compensation	171,110	170,790	320	0.2%
Gain on sale of disc. ops.	-	-	-
Adjusted EBITDA	$(181,259)	$167,179	$(348,439)	-208.4%

About Research Solutions

Research Solutions, Inc. (NASDAQ: RSSS) provides cloud-based technologies to streamline the process of obtaining, managing, and creating intellectual property. Founded in 2006 as Reprints Desk, the company was a pioneer in developing solutions to serve researchers. Today, more than 70 percent of the top pharmaceutical companies, prestigious universities, and emerging businesses rely on Article Galaxy, the company's SaaS research platform, to streamline access to the latest scientific research and data with 24/7 customer support. For more information and details, please visit www.researchsolutions.com and www.reprintsdesk.com

Important Cautions Regarding Forward-Looking Statements

Certain statements in this press release may contain "forward-looking statements" regarding future events and our future results. All statements other than statements of historical facts are statements that could be deemed to be forward-looking statements. These statements are based on current expectations, estimates, forecasts, and projections about the markets in which we operate and the beliefs and assumptions of our management. Words such as "expects," "anticipates," "targets," "goals," "projects", "intends," "plans," "believes," "seeks," "estimates," "endeavors," "strives," "may," or variations of such words, and similar expressions are intended to identify such forward-looking statements. Readers are cautioned that these forward-looking statements are subject to a number of risks, uncertainties and assumptions that are difficult to predict, estimate or verify. Therefore, actual results may differ materially and adversely from those expressed in any forward-looking statements. Such risks and uncertainties include those factors described in the Company's most recent annual report on Form 10-K, as such may be amended or supplemented by subsequent quarterly reports on Form 10-Q, or other reports filed with the Securities and Exchange Commission. Examples of forward-looking statements in this release include statements regarding additional customers, potential acquisitions and the Company’s prospects for growth. Readers are cautioned not to place undue reliance on these forward-looking statements. The forward-looking statements are made only as of the date hereof, and the Company undertakes no obligation to publicly release the result of any revisions to these forward-looking statements. For more information, please refer to the Company's filings with the Securities and Exchange Commission.

Research Solutions, Inc. and Subsidiaries

Consolidated Balance Sheets

	September 30,
	2021	June 30,
	(unaudited)	2021
Assets
Current assets:
Cash and cash equivalents	$10,871,336	$11,004,337
Accounts receivable, net of allowance of $47,695 and $51,495, respectively	4,702,686	4,717,453
Prepaid expenses and other current assets	207,813	270,252
Prepaid royalties	265,156	904,921
Total current assets	16,046,991	16,896,963

Other assets:
Property and equipment, net of accumulated depreciation of $825,050 and $824,123, respectively	21,187	20,755
Deposits and other assets	876	906
Total assets	$16,069,054	$16,918,624

Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable and accrued expenses	$6,461,726	$6,687,188
Deferred revenue	4,438,591	4,804,351
Total current liabilities	10,900,317	11,491,539

Commitments and contingencies

Stockholders’ equity:
Preferred stock; $0.001 par value; 20,000,000 shares authorized; no shares issued and outstanding	—	—
Common stock; $0.001 par value; 100,000,000 shares authorized; 26,594,119 and 26,498,215 shares issued and outstanding, respectively	26,594	26,498
Additional paid-in capital	27,098,585	26,982,052
Accumulated deficit	(21,833,890)	(21,461,888)
Accumulated other comprehensive loss	(122,552)	(119,577)
Total stockholders’ equity	5,168,737	5,427,085
Total liabilities and stockholders’ equity	$16,069,054	$16,918,624

Research Solutions, Inc. and Subsidiaries

Consolidated Statements of Operations and Other Comprehensive Loss

(Unaudited)

	Three Months Ended
	September 30,
	2021	2020
Revenue:
Platforms	$1,509,874	$1,141,688
Transactions	6,232,630	6,606,737
Total revenue	7,742,504	7,748,425

Cost of revenue:
Platforms	245,656	203,952
Transactions	4,836,473	5,094,897
Total cost of revenue	5,082,129	5,298,849
Gross profit	2,660,375	2,449,576

Operating expenses:
Selling, general and administrative	3,023,987	2,428,938
Depreciation and amortization	2,896	3,723
Total operating expenses	3,026,883	2,432,661

Income (loss) from operations	(366,508)	16,915

Other income	276	235

Income (loss) from operations before provision for income taxes	(366,232)	17,150
Provision for income taxes	(5,770)	(2,505)

Net income (loss)	(372,002)	14,645

Other comprehensive income (loss):
Foreign currency translation	(2,975)	1,165
Comprehensive income (loss)	$(374,977)	$15,810

Income (loss) per common share:
Basic	$(0.01)	$—
Diluted	$(0.01)	$—

Weighted average common shares outstanding:
Basic	26,277,116	25,898,900
Diluted	26,277,116	26,511,180

Research Solutions, Inc. and Subsidiaries

Consolidated Statements of Cash Flows

(Unaudited)

	Three Months Ended
	September 30,
	2021	2020
Cash flow from operating activities:
Net income (loss)	$(372,002)	$14,645
Adjustment to reconcile net income (loss) to net cash provided by (used in) operating activities:
Depreciation and amortization	2,896	3,723
Amortization of lease right	—	30,778
Fair value of vested stock options	71,999	77,627
Fair value of vested restricted common stock	99,111	93,164
Changes in operating assets and liabilities:
Accounts receivable	14,767	(5,831)
Prepaid expenses and other current assets	62,439	1,366
Prepaid royalties	639,765	(322,191)
Accounts payable and accrued expenses	(225,462)	1,032,896
Deferred revenue	(365,760)	31,072
Lease liability	—	(33,776)
Net cash provided by (used in) operating activities	(72,247)	923,473

Cash flow from investing activities:
Purchase of property and equipment	(3,643)	(4,304)
Net cash used in investing activities	(3,643)	(4,304)

Cash flow from financing activities:
Proceeds from the exercise of stock options	—	14,100
Common stock repurchase	(54,481)	(58,395)
Net cash used in financing activities	(54,481)	(44,295)

Effect of exchange rate changes	(2,630)	903
Net increase (decrease) in cash and cash equivalents	(133,001)	875,777
Cash and cash equivalents, beginning of period	11,004,337	9,311,556
Cash and cash equivalents, end of period	$10,871,336	$10,187,333

Supplemental disclosures of cash flow information:
Cash paid for income taxes	$5,770	$2,505

Contact

Steven Hooser or John Beisler

Three Part Advisors

(214) 872-2710

shooser@threepa.com; jbeisler@threepa.com

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